Exhibit 20(i)

TAYCO DEVELOPMENTS, INC.
100 TAYLOR DRIVE
NORTH TONAWANDA, NEW YORK 14120-0748

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF TAYCO DEVELOPMENTS, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TAYCO DEVELOPMENTS, INC. ("Company") will be held at the Holiday Inn, 1881 Niagara Falls Boulevard, Amherst, New York on November 5, 2004 at 2:00 P.M. for the following purposes:

1.	To elect five directors of the Company each to serve for the ensuing year until the next annual meeting, or until the election and qualification of his or her successor.
2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

FURTHER NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only shareholders of record at the close of business on September 22, 2004 will be entitled to notice of the meeting and to vote at the meeting.

SHAREHOLDERS WHO WILL BE UNABLE TO BE PRESENT PERSONALLY MAY ATTEND THE MEETING BY PROXY.  SUCH SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY.  THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Joseph P. Gastel
Joseph P. Gastel Secretary

DATED:	September 27, 2004
North Tonawanda, New York

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
OF
TAYCO DEVELOPMENTS, INC.
100 TAYLOR DRIVE
NORTH TONAWANDA, NEW YORK 14120-0748

_________________________

TO BE HELD AT THE HOLIDAY INN
1881 NIAGARA FALLS BOULEVARD
AMHERST, NEW YORK
NOVEMBER 5, 2004

This Proxy Statement is furnished to shareholders by the Board of Directors of Tayco Developments, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on November 5, 2004 at 2:00 P.M., and at any adjournments of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.  This Proxy Statement and the accompanying form of proxy are being mailed to Shareholders commencing on or about September 27, 2004.

If the enclosed form of proxy is properly executed and returned, the shares represented by the proxy will be voted in accordance with the proxy's instructions.  Any proxy given pursuant to this solicitation may be revoked by the shareholder at any time prior to its use by written notice to the Secretary of the Company.

The Board of Directors has fixed the close of business on September 22, 2004 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.  On September 22, 2004, the Company had outstanding and entitled to vote a total of 987,928 shares of common stock.  Each outstanding share of common stock is entitled to one vote on all matters to be brought before the meeting.

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 22, 2004 as to persons known by the Company to be beneficial owners, directly or indirectly, of more than five percent of the Company's common stock, as well as shares owned by the named executive officers, each director and all directors and executive officers as a group.  The statements as to securities beneficially owned are, in each instance, based upon information provided by the persons concerned, or by the Company as transfer agent.

Name and Address of Beneficial Owner	Direct/Indirect Ownership (4)	Amount of Percent of Ownership (4)
Taylor Devices, Inc. 90 Taylor Drive North Tonawanda, NY 14120	228,317 (1)	23.1%
Douglas P. Taylor 90 Taylor Drive North Tonawanda, NY 14120	97,809 (2)(3)	9.9%
Joseph P. Gastel 295 Main Street Suite 722 Buffalo, NY 14203	-	-
David A. Lee 1819 Wilshire Blvd. Santa Monica, CA 90403	-	-
Paul L. Tuttobene, Jr. 84 Benedict Road Pittsford, NY 14534	1,000	*
Janice M. Nicely 100 Taylor Drive North Tonawanda, NY 14120	72	*
Mark V. McDonough 90 Taylor Drive North Tonawanda, NY 14120	-	-
All Directors and officers as a group	98,881	10.0%
* less than 1%
(1)	These shares were purchased in January 1992 in a private sale at their fair market value, in consideration of Devices' partially discharging certain of the Company's obligations as a guarantor of the indebtedness of a former affiliate.

(2)	Douglas P. Taylor is a shareholder, a director, the President and CEO of both the Company and Taylor Devices, Inc. ("Devices"). The Taylor family owns or controls 160,134 shares in the Company, or approximately 16.2% of its common stock, including shares held by Mr. Taylor. Also included in this number are the shares held by Mr. Taylor's sister, Joyce Taylor Hill, who holds 24,351 shares in her name and 33,174 shares as custodian for her children. Richard G. Hill, her husband and the brother-in-law of Mr. Taylor, beneficially holds 4,800 shares. Mr. Hill is also a shareholder, director, and Vice President of Devices. Including shares beneficially owned by Messrs. Taylor and Hill, the Taylor family owns or controls 116,857 shares or 3.9% of the common stock of Devices.

(3)	Includes 6,000 shares held by Sandra Taylor, wife of Mr. Douglas P. Taylor, as well as 25,295 shares held by Sandra Taylor in custodial accounts for their children Erin and David, and 4,714 shares held by their son Alan. Mr. Taylor disclaims any beneficial ownership of these shares.

(4)	Information presented in this table has been supplied by the respective shareholders or by the Company, as transfer agent.

ELECTION OF DIRECTORS

Five directors of the Company are to be elected to hold office until the election and qualification of their successors at the next Annual Meeting of Shareholders.  Unless the proxy directs otherwise, the persons named in the enclosed proxy will vote for the election of the five nominees named below.  In the event that any of the nominees is unable to serve as a director, or for good reason will not serve, the proxy will be voted in accordance with the best judgment of the person or persons acting under it.  The Company does not anticipate that any of the nominees will be unable to serve.

Nominees Douglas P. Taylor, David A. Lee, Joseph P. Gastel, Paul L. Tuttobene and Janice M. Nicely have held their positions since the last Annual Meeting of Shareholders held on November 14, 2003.

Nominees and Directors

The nominees for director, their ages, principal occupations, positions and offices with the Company and the date each was first elected a director of the Company are as set forth below.

DOUGLAS P. TAYLOR, (56), has been Chairman, President and Chief Executive Officer of the Company since April 1991, an executive officer since 1979 and a director since 1972.  Since 1976 and 1977, he has served as director of Devices and another affiliate, Tayco Realty Corporation ("Realty"), respectively.  Mr. Taylor is inventor/co-inventor on numerous U.S. Patents assigned to the Company, and is widely published within the fluid power, aerospace/defense, and structural engineering communities.

DAVID A. LEE, (73), has served as Vice President of the Company since April 1991 and as a director since November 1991.  Dr. Lee has also served as a consultant to Devices since 1974.  He has a Ph.D. and M.E. degree in mechanical engineering from the University of Southern California at Los Angeles and a B.S. degree in mechanical engineering from the California Institute of Technology.  Dr. Lee is the co-inventor on five U.S. patents assigned to the Company.

JOSEPH P. GASTEL, (79), is a patent attorney and has served as a Director and Secretary of the Company and Devices since 1984.

PAUL L. TUTTOBENE, JR., (41), President of PLT Associates, a firm which has served as a manufacturer's representative and consultant to Devices since 1989, has served as a director of the Company since November 1991.  Mr. Tuttobene has a B.S. degree in marketing from St. John Fisher College.

JANICE M. NICELY, (64), is semi-retired and until November 1, 2001 served as Manager of Shareholder Relations for the Company and Devices.  Ms. Nicely has been an employee of the Company and Devices since 1980 and has served as a director of the Company since November 1992.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

In fiscal 2004, the Board of Directors met three (3) times, with all directors present.  The Company has no nominating, audit or other standing committee of the Board.

The Board of Directors has determined that the Company does not have an "audit committee financial expert," as defined in Rule 401(e) of Securities and Exchange Commission Regulation S-B, serving on its Board of Directors.  The opinion of the Board is that the services of an "audit committee financial expert" cannot be obtained without excessive effort and expense.

Director Compensation

In fiscal 2004, each member of the Board of Directors received a fee of $1,250 for each meeting attended.  The Secretary, Mr. Gastel, received an additional fee of $2,250 per meeting, in addition to his fees as a director, for his services as corporate secretary.

For each director's ownership of the Company's Common Stock, see "Certain Beneficial Owners and Management."

Current Directors and Officers

For information concerning Messrs. Taylor, Gastel, Lee and Tuttobene and Ms. Nicely,see "Election of Directors - Nominees and Directors" above.

MARK V. MCDONOUGH, (44), is the Treasurer and Chief Financial Officer of the Company and Devices.  Before he joined the Company in June 2003, Mr. McDonough served as Director of Finance at Saint-Gobain Technical Fabrics, Inc. in Niagara Falls, NY.  Prior to that, he had been employed as Corporate Controller with International Motion Control, Inc. in Buffalo, NY.

Code of Ethics

The Company has adopted a Code of Ethics (the "Code") which is a compilation of written standards reasonably designed to deter wrongdoing and promote honest and ethical conduct, including full, fair, timely and understandable disclosure in documents that the Company files with and submits to the Securities and Exchange Commission; compliance with governmental laws, rules and regulations; prompt internal reporting of violations to the Code; and accountability for adherence to the Code.

EXECUTIVE COMPENSATION

Mr. Taylor receives royalties earned on his inventions and fees as a director, as shown in the table below.

SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION

Position	Fiscal Year	Salary	Director Fees	Director Bonus	Royalties (A)	Total
Douglas P. Taylor, Chairman, President and Chief Executive Officer	2004	$0	$3,750	$500	$36,000	$40,250
	2003	$0	$3,750	$500	$35,000	$39,250
	2002	$0	$3,750	$500	$30,000	$34,250
(A)	By resolution of the Board on August 23, 2002, the Chief Executive Officer's monthly royalty payment was increased from $2,500 ($30,000 per year) to $3,000 ($36,000 per year).

Indemnification Insurance for Directors and Officers

On July 24, 2004, the Company purchased a director and officer indemnification insurance policy written by the Vigilant Insurance Company through Chubb Group of Insurance Companies.  The renewal was for a one‑year period at an annual premium of $24,255.  The policy provides indemnification benefits and the payment of expenses in actions instituted against any director or officer of the Company for claimed liability arising out of his conduct in such capacities.  No payments or claims for indemnification or expenses have been made under any directors and officers insurance policies purchased by the Company.

The Company and its directors and certain officers have entered into Indemnity Agreements.  Although the New York Business Corporation Law (the "BCL) and the By-laws authorize the Company to indemnify directors and officers, they do not require the directors and officers to be indemnified during the pendency of litigation or specify the times at which the Company is obligated to reimburse an indemnified person for expenses.  The Indemnity Agreements provide that the Company will advance litigation expenses to the person indemnified while the action is pending, upon the indemnified person's assurance (as required by the BCL) that the advance will be returned if the indemnified person is ultimately found not to be entitled to it.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Pursuant to the Lease Agreement dated July 1, 2000 between the Company and Devices, Devices leases approximately 800 square feet of office and research and development space located at 100 Taylor Drive, North Tonawanda, New York to the Company at a base annual rental of $12,000.  The rate of any rental increase may not exceed 10% annually and may be waived by both parties in writing.  The lease will automatically renew on each anniversary of its commencement date unless either party gives three months' written notice to the other of termination.  The lease provides that on April 1 of each year, management of both companies will review the lease to determine possible increases for expenses due to increased taxes, maintenance costs, or for additional space utilized by the Company.  For the twelve months ended May 31, 2004, the Company paid Devices rental payments totaling $12,000.  The real property utilized by the Company is in good condition, adequate for present operations and adequately covered by insurance.

Under the License Agreement dated November 1, 1959 ("License Agreement"), the Company granted Devices preferential rights to market in the United States and Canada all existing and future inventions and patents owned by the Company.  The term of the License Agreement is the life of the last-to-expire patent on which Devices is paying royalties, the date of which is October 23, 2021.  Devices pays a 5% royalty to the Company on sales of items sold and shipped.  During fiscal 2004, the Company recorded $322,000 in royalties revenue from Devices.  Under the License Agreement, payments of royalties are required to be made quarterly.  The Company has not received cash for these royalties from Devices during the last couple of years.  Devices has issued a Promissory Note dated June 1, 2004 payable to the Company in the principal amount of $775,716 for the balance then due.  Devices has agreed to make the required quarterly royalty payments to the Company during the year ending May 31, 2005.

In addition, the License Agreement provides for the Company to pay Devices 10% of the gross royalties received from third parties who are permitted to make, use and sell machinery and equipment under patents not subject to the License Agreement. These royalties also apply to certain apparatus and equipment subject to the License Agreement which has been modified by Devices, with the rights to the modification assigned to the Company.  No royalties were paid to Devices in 2004.  Royalties, if any, are paid quarterly.  Royalties are also paid to Douglas P. Taylor pursuant to a resolution of the Board of Directors of the Company.  See "Executive Compensation."

The Company, Devices, and Realty share common management and a close business relationship.  Particularly as it may relate to the Company and Devices, as separate corporations responsible to their own shareholders, corporate interests may from time to time diverge as to various aspects of their business, including the development of future inventions and patents, which could be licensed to licensees other than Devices.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Lumsden & McCormick, LLP, to continue as the independent registered public accounting firm for the Company during fiscal year 2005.  A representative of Lumsden & McCormick, LLP, the Company's independent auditors for fiscal 2004, will attend the Annual Meeting of Shareholders.  This representative will be available to respond to questions raised orally, and will be given the opportunity to make a statement, if they so desire.

The Board of Directors of the Company approves all professional services, including tax related services, provided to the Company by Lumsden & McCormick, LLP.  With regard to "Audit and Audit-Related" services, the Board reviews the annual audit plan and approves the estimated audit budget in advance.  The aggregate fees billed by Lumsden & McCormick, LLP for professional services to the Company were $23,900 and $19,500 for the fiscal years ended May 31, 2004 and 2003.

Audit Fees

The aggregate fees billed by Lumsden & McCormick, LLP for professional services rendered in connection with the audit of the Company's annual financial statements, the review of the Company's quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements were $19,900 and $16,500 for the fiscal years ended May 31, 2004 and 2003.

Audit-Related Fees

There were no aggregate fees billed by Lumsden & McCormick, LLP for professional assurance and related services reasonably related to the performance of the audit of the Company's financial statements, but not included under Audit Fees, for the fiscal years ended May 31, 2004 and 2003.

Tax Fees

The aggregate fees billed by Lumsden & McCormick, LLP for professional services for tax compliance, tax advice and tax planning were $4,000 and $3,000 for the fiscal years ended May 31, 2004 and 2003.

All Other Fees

None.

Pre-approval Policies and Procedures

The Board of Directors has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor.  The policy provides for pre-approval by the Board of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to that year, the Board must approve the permitted service before the independent auditor is engaged to perform it.

PROPOSALS OF SHAREHOLDERS

Shareholders wishing to propose a matter for consideration at the 2005 Annual Meeting of Shareholders must follow certain specified advance notice procedures set forth in the Company's By-Laws, a copy of which is available upon written request to: Joseph P. Gastel, Secretary, Tayco Developments, Inc., 100 Taylor Drive, PO Box 748, North Tonawanda, New York 14120-0748.

FINANCIAL STATEMENTS

The financial statements, contained in the 2004 Annual Report, are being mailed to shareholders of record together with this Proxy Statement, Notice of Annual Meeting, and form of Proxy.

OTHER MATTERS

Voting

Under the New York Business Corporation Law ("BCL") and the Company's By-laws, the presence, in person or by proxy, of a majority of the outstanding common shares is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting.  The shares which are present, or represented by a proxy, will be counted for quorum purposes regardless of whether or not a broker with discretionary authority fails to exercise discretionary voting authority with respect to any particular matter.

Once a quorum is established, under the BCL and the Company's By-laws, the directors standing for election must be elected by a plurality of the votes cast.  Other actions to be taken must be approved by a majority of the votes cast in favor of such action by the holders of shares entitled to vote thereon.  For voting purposes, all votes cast "for", "against", "abstain" or "withhold authority" will be counted in accordance with such instruction as to each item.  Abstention shall not constitute a vote cast.  No broker non-votes will be counted for any item.

Expenses

The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying material, will be borne by the Company.  The Company has retained the services of Regan & Associates, Inc. to assist in the solicitation of proxies.  In addition to solicitations by mail, Regan & Associates, Inc. and regular employees of the Company may solicit proxies in person, by mail, or by telephone, but no employee of the Company will receive any compensation for solicitation activities in addition to their regular compensation.  Expenses may also include the charges and expenses of brokerage houses, nominees, custodians, and fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

The Board of Directors knows of no other matters to be voted upon at the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on such matters in accordance with their judgment.

By Order of the Board of Directors
/s/Joseph P. Gastel
Joseph P. Gastel
Secretary
Dated:	September 27, 2004
North Tonawanda, New York

TAYCO DEVELOPMENTS, INC.
100 TAYLOR DRIVE, NORTH TONAWANDA, NY 14120
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 5, 2004 AT 2:00 P.M.
HOLIDAY INN, 1881 NIAGARA FALLS BOULEVARD, AMHERST, NEW YORK

The undersigned hereby appoints Douglas P. Taylor and Joseph P. Gastel, and each of them, with full power of substitution as proxies for the undersigned to attend the Annual Meeting of Shareholders of TAYCO DEVELOPMENTS, INC. to be held at the Holiday Inn, 1881 Niagara Falls Boulevard, Amherst, New York at 2:00 P.M. on November 5, 2004, and at any adjournment thereof, to vote and act with respect to all common shares of the Company which the undersigned would be entitled to vote with all the power the undersigned would possess if present in person, as follows:

The Board of Directors recommends that you vote FOR:
1.	ELECTION OF DIRECTORS:
FOR all nominees	Withhold authority for all nominees	Withhold authority as indicated	DIRECTORS Douglas P. Taylor David A. Lee Joseph P. Gastel Paul L. Tuttobene Janice M. Nicely

[ ]	[ ]	[ ] (Withhold authority for nominees whose name(s) are written above)

2.	In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR the nominees described in Item 1 above and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement is hereby acknowledged.

[ ]	Please check this box if you plan to attend the Annual Meeting.

DATED: ________________, 2004	________________________________________
________________________________________

Please sign exactly as your name appears on this proxy.  Joint owners should each sign personally.  If signing as attorney, executor, administrator, trustee or guardian, please include your full title.  Corporate proxies should be signed by an authorized officer.  PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.